CASH SYSTEMS, INC.

                  CONVERTIBLE PROMISSORY NOTE


THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, OR QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939, AS AMENDED. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH SAID ACTS AND ANY APPLICABLE STATE SECURITIES LAW, OR IT IS ESTABLISHED TO THE SATISFACTION OF COUNSEL TO MAKER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.



$250,000.00                                Dated: October 9, 2001

          FOR VALUE RECEIVED, Cash Systems, Inc., a Delaware corporation, formerly known as Unistone, Inc. (the "Company"), with its principal office at 3201 West County Road 42, Suite 106, Burnsville, Minnesota 55306, and as successor to Cash Systems, Inc., a Minnesota corporation ("CS"), promises to pay Corporate Capital Management, LLC ("Holder"), with its principal office at 2000 South Plymouth Road, Suite 210, Minnetonka, Minnesota, or registered assigns, on June 8, 2002, the principal amount of Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00) Dollars, together with simple interest on the outstanding principal amount at the rate of twelve and one-half (12.5%) percent per annum. Payments of principal and interest are to be made at the address of the Holder designated above or at such other place as the Holder shall have notified the Company in writing at least five (5) days before such payment is due. Interest payments shall be made quarterly. This Note is issued in exchange for that certain Note issued by CS to the Holder, dated June --, 2001, pursuant to that Plan of Reorganization and Stock Exchange Agreement, dated October 9, 2001, by and among the Company and CS and others.

     1.   Conversion.

          1.1 Manner of Conversion. The Note may be converted in whole or in part, into fully paid and non-assessable shares of Common Stock, $0.01 par value, of the Company (the "Common Stock"), upon the terms set forth in this
Section 1. The number of shares of Common Stock into which this Note may be converted shall be determined pursuant to Section 1.3 hereof.

          1.2  Conversion Procedure.

               (a) Notice of Conversion. Following the occurrence of an event described in Section 1.2(d), the Company shall be entitled to convert this Note into shares of Common Stock by delivering a duly executed notice of conversion in the form annexed hereto as Exhibit A (the "Notice of Conversion") by notice to the Holder as set forth in Section 8.2 hereof. The Notice of Conversion shall state that the Company has elected to convert the Note pursuant to Section 1.1, and shall specify the portion of the principal amount thereof to be converted and the interest thereon (the "Conversion Amount"). Such conversion shall be deemed to have been made on the date that the Notice of Conversion is delivered to the Holder (the "Conversion Date").

               (b) Surrender of Note. The Company at its expense shall deliver the original Notice of Conversion with the certificate or certificates for the shares of the Company's Common Stock to the Holder, at the principal
office of the Holder, in exchange for the Note.   If the Company has elected
to partially convert the Note, the Company shall also deliver with the Notice of Conversion and the certificate(s), payment in U.S. Funds of such principal amount and interest due thereon not converted pursuant to the Notice of Conversion. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of any such shares of Common Stock immediately prior to the close of business on the Conversion Date.

               (c) Mechanics and Effect of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be in U.S. Funds. Upon conversion of this Note and delivery of the Common Stock and any U.S. Funds payable hereunder, the Company shall be forever released from all of its obligations and liabilities under this Note.

               (d) Timing of Conversion. All or a portion of the unpaid principal and interest due under this Note may only be converted into shares of Common Stock upon and after the closing (the "Closing") of any merger, consolidation, or reorganization of the Company and a public or private offering of the Common Stock of the Company (or other entity which reverse merges with the Company (the "Merger Entity")) which generates gross proceeds in excess of $3,000,000.

               (e) Exchange. Notwithstanding the foregoing, in the event of a conversion of this Note pursuant to this Section 1.2 in connection with a private offering of common stock of the Merger Entity, this Note shall be converted into shares of the Merger Entity rather than shares of Common Stock of the Company. In such instance, the Note shall be converted into shares of Common Stock immediately prior to the Closing and then shall convert into shares of common stock of the Merger Entity at whatever ratio is provided by the agreement of merger of the Company into the Merger Entity.

          1.3 Conversion Price. The conversion price (the "Conversion Price") shall be $1.25 per share of Common Stock.

          1.4 Reserved Common Stock. All shares of Common Stock reserved for issuance upon conversion of this Note upon issuance shall be validly issued, fully paid and non-assessable.

          1.5  Conversion Price Adjustments.

               (a) Adjustment for Stock Splits and Subdivisions. In the event that the Company should at any time or from time to time after the date of issuance hereof and prior to either the payment of the Note in full or the conversion of the Note in full fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or a distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

               (b) Adjustment for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof and prior to either the payment of the Note in full or the conversion of the Note in full is decreased by a combination or reverse-split of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

          1.6 At the Company's option, the interest payable hereunder may be paid by the Company in cash or Common Stock. Upon any conversion pursuant to this Section 1, such interest shall be paid as if such interest was paid immediately prior to the Closing.

     2. Advances. The Holder will enter on its books and records, the date and amount of each advance, as well as the date and amount of each payment made by the Company. Such entries will be presumed to be correct when made.


     3. Events of Default. Upon the occurrence of any of the following events (herein called "Events of Default"):
               (a) The Company shall fail to pay the principal of or interest on this Note when due;

               (b)  The Company shall commence any proceeding or other
action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; (ii) the Company shall admit the material allegations of any petition or pleading in connection with any such proceeding; (iii) the Company shall apply for, or consent to or acquiesce in, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (iv) the Company shall make a general assignment for the benefit of creditors;
               (c)  The commencement of any proceedings or the taking of
any other action against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for forty-five (45) days undismissed, unbonded or undischarged; (ii) the appointment of a receiver, conservator, trustee or similar officer for the Company or for any of its property and the continuance of any of such events for forty-five (45) days undismissed, unbonded or undischarged; or (iii) the issuance of a warrant of attachment, execution or similar process against any of the property of the Company and the continuance of such event for forty-five (45) days undismissed, unbonded and undischarged;
               (d)  Any foreign or domestic governmental agency or any
foreign or domestic court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company which shall not be dismissed within thirty (30) days thereafter;
               (e) Any breach of any of the Company's representations or warranties contained in this Note which is not cured by the Company within twenty (20) days after it receives written notice from the Holder of the occurrence of such breach or failure;
               (f)  The Company shall fail to perform, observe or comply
with any covenant, term, provision, condition, agreement or obligation under this Note which is not cured by the Company within twenty (20) days after it receives written notice from the Holder of the occurrence of such breach or failure;
               (g)  The Company shall default with respect to any
indebtedness for borrowed money (other than under this Note) in excess of $25,000 if either (i) the effect of such default is to accelerate the maturity of such indebtedness (giving effect to any applicable grace periods) or (ii) the holder of such indebtedness declares the Company to be in default (giving effect to any applicable grace periods);
               (h)  Any judgment or judgments against the Company and/or
any attachment, levy or execution against any of its properties for an amount in excess of $100,000 in the aggregate shall remain unpaid, or shall not be released, discharged, dismissed, stayed or fully bonded for a period of thirty
(30) days or more after its entry, issue or levy, as the case may be; or
               (i) If certificates for the shares of Common Stock to be issued pursuant to a conversion as described herein are not delivered to the Holder within five (5) days after the Conversion Date;
then, and in any such event, the Holder may, at its option and without written notice to the Company, declare the entire principal amount of this Note and all interest accrued thereon to the date of payment then outstanding immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note. If the Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal balance of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to sixteen and one-half (16.5%) percent per annum.
          4.1  Non-Waiver and Other Remedies.  No course of dealing or delay on the part of the Holder of this Note in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Note. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.
          4.2  Attorneys' Fees.  Upon the occurrence of an Event of
Default, the Company will be responsible to pay all reasonable costs of counsel retained by the Holder in seeking advice in connection with the exercise or enforcement of its rights, and all legal fees and expenses reasonably incurred in seeking collection hereof and all other out of pocket expenses incurred by the Holder in connection with such matter, which amounts may, at the Holder's option, be added to the principal hereof.
     5. Required Consent. The Company may not modify any of the terms of this Note without the prior written consent of the Holder.
     6. Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it or of any certificate or certificates for shares of Common Stock issued upon conversion as herein provided and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, or cause to be made and delivered in lieu of such certificate, as the case may be, if mutilated, the Company will make and deliver in lieu of such Note, or certificate, as the case may be, a new Note, of like tenor and unpaid principal amount and dated as of the original date of the Note or, in the case of a certificate, a new certificate representing fully paid and nonassessable shares of Common Stock.
     7.   Miscellaneous.
          7.1  Benefit.   This Note shall be binding upon the Company and
its legal representatives, successors and assigns. Upon the Closing, without any action required to be taken by the Company, the Holder or the Merger Entity, the Note shall be an obligation of the Merger Entity. Any other purported assignment or transfer by the Company of the obligations contained herein shall be void ab initio. This Note shall inure to the benefit of Holder and its legal representatives, successors and assigns.
          7.2  Notices and Addresses.  All notices (other than the Notice of Conversion, which is provided in Section 1.2(a)), offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by Federal Express or similar receipted delivery, by facsimile delivery (followed by an original signed copy sent by regular mail) or, if mailed, postage prepaid, by certified mail, return receipt requested, and shall be deemed given when first received, as follows:
     To Holder:               To Holder's address on page 1 of this Note

     To the Company:          Cash Systems, Inc.
                              3201 West County Road 42
                              Suite 106
                              Burnsville, Minnesota 55306
                              Attn:  Christopher D. Larson
                              Phone:  (952) 895-8399
                              Fax:  (952) 895-7308

                              and

                              Hinshaw & Culbertson
                              222 South Ninth Street
                              Piper Jaffray Tower
                              Suite 3100
                              Minneapolis, Minnesota 55402-3336
                              Attn:  David R. Mylrea, Esq.
                              Phone: (612) 333-3434
                              Fax: (612) 334-8888

          7.3 Governing Law; Interpretation. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota excluding that body of law relating to conflict of laws. All references to dollars are to U.S. Dollars.

          7.4 Venue. The Company and the Holder (a) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the state or federal courts located in the State of Minnesota, (b) waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (c) irrevocably consent to the jurisdiction of the state and federal courts located in the State of Minnesota in any such suit, action or proceeding. The Company and Holder further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the state or federal courts located in the State of Minnesota and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.
          7.5 Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.
          7.6 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein shall survive the delivery of this Note.
          IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.



                                   CASH SYSTEMS, INC.



                                   By:____________________________
                                         Name: ______________________
                                         Title: _______________________

Exhibit A


                      NOTICE OF CONVERSION


__________________
__________________
__________________

                                   Dated _______________

     In accordance with the provisions set forth in Section 1 of the Convertible Promissory Note dated October 9, 2001 (the "Note") made by Cash Systems, Inc., the undersigned hereby elects to convert, as of the date hereof, $______________ of principal (and interest accrued thereon) in U.S. Funds of the Note into _____________ shares of common stock of Cash Systems, Inc. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Note.


                              CASH SYSTEMS, INC.



                              By: _________________________________
                                    Name: ____________________________
                                    Title: _____________________________